EXHIBIT 99.1

OptimumBank Holdings Announces First Quarter Earnings

FORT LAUDERDALE, Fla., April 20, 2009 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), holding company for OptimumBank, reported net income of $58,292 or $.02 per basic and diluted share for the first quarter ended March 31, 2009 compared to net income of $429,028 or $.14 per basic and diluted share for the prior year quarter ended March 31, 2008. Chairman of the Board, Albert Finch, said, "We are pleased that earnings remained in positive territory this quarter after adding $300,000 in loan loss reserves due to the continued decline in the national and local economic environments."

The Company's assets as of March 31, 2009 increased to $266.0 million compared to $254.5 million at March 31, 2008. The Company's net loan portfolio decreased to $162.0 million at March 31, 2009 from $166.8 million at March 31, 2008. The Company's securities portfolio increased to $86.8 million at March 31, 2009 compared to $77.4 million at March 31, 2008. President, Richard Browdy, said, "Financial Institutions continue to struggle in this difficult economy, but our strong capital base will help us get through this time." The Company's approximate capital ratios at March 31, 2009 were as follows: Tier 1 Leverage ratio at 10.52%, Tier 1 Risk-Based ratio at 17.78%, and Total Risk-Based Capital ratio at 18.96%, well in excess of the required ratios of 5%, 6% and 10%, respectively, to be categorized as a "well-capitalized" institution under the regulatory guidelines.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
          Albert J. Finch, Chairman of the Board
          (954) 776-2332